Exhibit 99.1

Beachbody (BODi) Reports Fourth Quarter and FY 2025 Financial Results

Net Income Reported for Second Consecutive Quarter

Net Income and Adjusted EBITDA Better Than Guidance

Revenues Above Mid-Point of Guidance

Ninth Consecutive Quarter of Positive Adjusted EBITDA

Full Year Operating Income Reported for First Time Since Going Public in 2021

Positive Free Cash Flow For the Full Year

El Segundo, Calif. (March 10, 2026) – The Beachbody Company, Inc. (NASDAQ: BODi) (“BODi” or the “Company”), a leading fitness and nutrition company, today announced financial results for its fourth quarter ended December 31, 2025.

“Over the past two years, we have taken bold steps to completely transform our company and our 4th quarter results are indicative of our successful efforts,” said Carl Daikleler, co-founder and BODi’s Chief Executive Officer. “Looking ahead, our strengthened financial position along with our innovation pipeline, launching in early 2026, will leverage the brand equity we have built in P90X, Insanity, and Shakeology across new channels and price points which fundamentally broadens our addressable market while maintaining the operational discipline that delivered this turnaround.”

“This was the second consecutive quarter of net income and the ninth consecutive quarter of positive adjusted EBITDA. In addition, the company generated positive free cash flow for the year and our cash position is strong with over $39 million of cash on the balance sheet,” said Mark Goldston, BODi’s Executive Chairman. “We've built the operational framework and financial flexibility to capitalize on a massive market opportunity that represents the next phase of our growth strategy.”

Fourth Quarter 2025 Results

•
Total revenue was $55.5 million compared to $86.4 million in the prior year period.
o
Digital revenue was $34.3 million compared to $50.4 million in the prior year period and digital subscriptions totaled 0.87 million in the fourth quarter.
o
Nutrition and Other revenue was $21.2 million compared to $34.8 million in the prior year period and nutritional subscriptions totaled 0.08 million in the fourth quarter.
o
Connected Fitness revenue was $0.0 million compared to $1.2 million in the prior year period as we ceased the sale of bike inventory in the first quarter of 2025.
•
Gross margin was 74.5% compared to 70.5% in the prior year period.
•
Total operating expenses were $33.2 million compared to $93.8 million in the prior year period, which included a $20.0 million impairment of goodwill.
•
Operating income improved by $41.1 million to $8.2 million, the Company's second consecutive quarter of operating income, compared to an operating loss of $32.9 million in the prior year period. The current period included a $2.2 million benefit from the reversal of a bonus accrual that was recorded in the third quarter and the Company did not record a bonus accrual in the current period.
•
Net income was $5.2 million compared to a net loss of $34.6 million in the prior year period, which included a $20.0 million impairment of goodwill.
•
Adjusted EBITDA1 was $12.9 million compared to $8.7 million in the prior year period.
•
Adjusted net income (loss)1 was income of $7.2 million compared to a loss of $4.7 million in the prior year period.

Full Year 2025 Results

•
Total revenue was $251.7 million compared to $418.8 million in the prior year.
o
Digital revenue was $153.3 million compared to $224.3 million in the prior year.
o
Nutrition and Other revenue was $97.6 million compared to $187.8 million in the prior year.

Exhibit 99.1

o
Connected Fitness revenue was $0.9 million compared to $6.6 million in the prior year as we ceased the sale of bike inventory in the first quarter of 2025.
•
Gross margin was 73.0% compared to 68.6% in the prior year period.
•
Total operating expenses were $178.3 million compared to $353.6 million in the prior year, which included a $20.0 million impairment of goodwill.
•
Operating income increased by $71.7 million to $5.5 million, the Company's first full year operating income since going public, compared to an operating loss of $66.2 million in the prior year.
•
Net loss was $2.9 million compared to a net loss of $71.6 million in the prior year, which included a $20.0 million impairment of goodwill.
•
Adjusted EBITDA1 was $30.8 million compared to $28.3 million in the prior year.
•
Adjusted net income1 was $3.5 million, the Company's first full year adjusted net income since going public, compared to a loss of $31.2 million in the prior year.
•
Cash provided by operating activities for the year ended December 31, 2025 was $21.8 million compared to cash provided by operating activities of $2.6 million in the prior year, and cash used in investing activities was $4.4 million compared to cash provided by investing activities of $1.1 million in the prior year. Free cash flow1 was $17.4 million compared to $(2.0) million in the prior year.

1Definitions of (1) Adjusted EBITDA, (2) adjusted net income (loss), (3) free cash flow and (4) net cash position, and reconciliations to the comparable GAAP metrics, are at the end of this release.

Exhibit 99.1

Key Operational and Business Metrics

	As of or for the Three Months Ended December 31,			As of or for the Year Ended December 31,
	2025	2024	Change v 2024	2025	2024	Change v 2024

Digital Subscriptions (in millions)	0.87	1.07	(18.7%)	0.87	1.07	(18.7%)
Nutritional Subscriptions (in millions)	0.08	0.09	(11.1%)	0.08	0.09	(11.1%)
Total Subscriptions (in millions)	0.95	1.16	(18.1%)	0.95	1.16	(18.1%)

Average Digital Retention	96.9%	97.8%	(90bps)	96.9%	96.8%	10bps
Total Streams (in millions)	16.1	18.2	(11.5%)	72.5	87.4	(17.0%)
DAU/MAU	31.3%	30.7%	60bps	31.8%	31.7%	10 bps

Connected Fitness Units Delivered (in thousands)	—	2.7	(100.0%)	1.5	9.0	(83.0%)

Digital	$34.3	$50.4	(31.9%)	$153.3	$224.3	(31.7%)
Nutrition & Other	$21.2	$34.8	(39.0%)	$97.6	$187.8	(48.1%)
Connected Fitness	$—	$1.2	(100.0%)	$0.9	$6.6	(86.8%)
Revenue (in millions)	$55.5	$86.4	(35.7%)	$251.7	$418.8	(39.9%)
Net Income (Loss) (in millions)	$5.2	$(34.6)	NM	$(2.9)	$(71.6)	95.9%
Adjusted Net Income (Loss) (in millions)	$7.2	$(4.7)	NM	$3.5	$(31.2)	NM
Adjusted EBITDA (in millions)	$12.9	$8.7	48.0%	$30.8	$28.3	8.8%

NM: Not Meaningful

Outlook for The First Quarter of 2026

	Outlook For Quarter Ending March 31, 2026
(in millions)	Low	High
Revenue	$49	$54

Net Income (Loss)(1)	$(2)	$1
Adjusted Net Income (Loss)(1)	$(2)	$1

Adjustments:
Depreciation and Amortization	$2	$2
Amortization of Content Assets	$2	$2
Interest Expense	$1	$1
Equity-Based Compensation	$1	$1
Total Adjustments	$6	$6

Adjusted EBITDA	$4	$7

(1)A reconciliation between the Outlook of net income (loss) and the Outlook for adjusted net income (loss) has not been provided given the inability to forecast certain reconciling items without unreasonable efforts. In particular the Outlook for net income (loss) and adjusted net income (loss) does not include the change in fair value of warrant liabilities as that is significantly impacted by the change in the Company's stock price which cannot be estimated and other potential reconciling items such as impairment of goodwill that are not normal, recurring operating activities cannot be reasonably forecasted.

Exhibit 99.1

Conference Call and Webcast Information

BODi will host a conference call at 5:00pm ET on Tuesday, March 10, 2026, to discuss its financial results and matters other than past results, such as guidance. To participate in the live call, please dial (833) 470-1428 (U.S. & Canada) and provide the conference identification number: 871093. The conference call will also be available to interested parties through a live webcast at https://investors.thebeachbodycompany.com/.

A replay of the call will be available until March 17, 2026, by dialing (866) 813-9403 (U.S. & Canada). The replay passcode is 989620.

After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for one year.

About BODi and The Beachbody Company, Inc.

BODi, formerly known as Beachbody, has been a pioneer in structured, step-by-step home fitness and nutrition programs for nearly three decades with iconic products such as P90X, Insanity, and 21-Day Fix, plus the original premium superfood nutrition supplement, Shakeology. Since its inception, BODi has helped more than 30 million people reach life-changing results. Today, BODi continues to evolve with a simple mission: help people achieve their goals and lead healthier, more fulfilling lives, especially busy, time-strapped people who want to fit healthy habits into everyday life with proven solutions. The BODi community empowers millions of people to stay motivated and accountable, supporting healthy weight management, improved metabolic function, increased mental, and physical well-being, better sleep, as well as evidence-based habits that enhance health span and longevity. For more information, please visit TheBeachBodyCompany.com.

Safe Harbor Statement

This press release of The Beachbody Company, Inc. (“we,” “us,” “our,” and similar terms) contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are statements other than statements of historical facts and statements in future tense. These statements include but are not limited to, statements regarding our future performance and our market opportunity, including expected financial results for the first quarter, our business strategy, our plans, and our objectives and future operations.

Forward-looking statements are based upon various estimates and assumptions, as well as information known to us as of the date hereof, and are subject to risks and uncertainties. Accordingly, actual results could differ materially due to a variety of factors, including: our ability to effectively compete in the fitness and nutrition industries; our ability to successfully acquire and integrate new operations; our reliance on a few key products; market conditions and global and economic factors beyond our control; intense competition and competitive pressures from other companies worldwide in the industries in which we operate; and litigation and the ability to adequately protect our intellectual property rights. You can identify these statements by the use of terminology such as "believe", “plans”, "expect", "will", "should," "could", "estimate", "anticipate" or similar forward-looking terms. You should not rely on these forward-looking statements as they involve risks and uncertainties that may cause actual results to vary materially from the forward-looking statements. For more information regarding the risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements, as well as risks relating to our business in general, we refer you to the "Risk Factors" section of our Securities and Exchange Commission (SEC) filings, including those risks and uncertainties included in the Form 10-K filed with the SEC on March 10, 2026 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are available on the Investor Relations page of our website at https://investors.thebeachbodycompany.com and on the SEC website at www.sec.gov.

All forward-looking statements contained herein are based on information available to us as of the date hereof and you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this press release or to conform these statements to actual results or revised expectations, except as required by law. Undue reliance should not be placed on forward-looking statements.

Exhibit 99.1

The Beachbody Company, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	As of December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents (restricted cash of $0.1 million at December 31, 2025 and 2024, respectively)	$39,017	$20,187
Restricted short-term investments	4,250	4,250
Inventory	9,410	16,303
Prepaid expenses	6,823	9,034
Other current assets	4,338	28,911
Total current assets	63,838	78,685
Property and equipment, net	8,523	12,749
Content assets, net	6,292	12,179
Goodwill	65,166	65,166
Right-of-use assets, net	1,625	3,063
Other assets	1,591	2,714
Total assets	$147,035	$174,556
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,304	$9,534
Accrued expenses	18,408	24,982
Deferred revenue	56,866	77,273
Current portion of lease liabilities	1,036	1,338
Current portion of Term Loan	1,062	9,500
Other current liabilities	3,920	5,011
Total current liabilities	86,596	127,638
Term Loan	22,564	9,668
Long-term lease liabilities, net	738	1,973
Other liabilities	5,817	7,107
Total liabilities	115,715	146,386
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized, none issued and outstanding as of December 31, 2025 and 2024	—	—
Common stock, $0.0001 par value, 1,900,000,000 shares authorized (1,600,000,000 Class A, 200,000,000 Class X and 100,000,000 Class C);
Class A: 4,450,721 and 4,218,828 shares issued and outstanding at December 31, 2025 and 2024, respectively;	1	1
Class X: 2,729,003 shares issued and outstanding at December 31, 2025 and 2024, respectively;	1	1
Class C: no shares issued and outstanding at December 31, 2025 and 2024	—	—
Additional paid-in capital	677,743	671,735
Accumulated deficit	(646,378)	(643,518)
Accumulated other comprehensive loss	(47)	(49)
Total stockholders’ equity	31,320	28,170
Total liabilities and stockholders’ equity	$147,035	$174,556

Exhibit 99.1

The Beachbody Company, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue:
Digital	$34,287	$50,356	$153,281	$224,335
Nutrition and other	21,249	34,806	97,571	187,835
Connected fitness	—	1,212	875	6,626
Total revenue	55,536	86,374	251,727	418,796
Cost of revenue:
Digital	4,355	7,095	19,807	41,884
Nutrition and other	9,833	16,614	45,914	78,172
Connected fitness	—	1,790	2,222	11,396
Total cost of revenue	14,188	25,499	67,943	131,452
Gross profit	41,348	60,875	183,784	287,344
Operating expenses:
Selling and marketing	17,930	38,984	93,558	200,145
Enterprise technology and development	8,698	22,109	42,311	76,370
General and administrative	6,540	11,559	39,907	49,190
Restructuring	—	1,116	2,480	7,847
Impairment of goodwill	—	20,000	—	20,000
Total operating expenses	33,168	93,768	178,256	353,552
Operating income (loss)	8,180	(32,893)	5,528	(66,208)
Other income (expense)
Loss on debt extinguishment	—	(451)	(2,166)	(2,379)
Change in fair value of warrant liabilities	(2,087)	(189)	(1,980)	1,144
Interest expense	(1,087)	(1,709)	(4,976)	(6,882)
Other income, net	241	679	859	2,922
Income (loss) before income taxes	5,247	(34,563)	(2,735)	(71,403)
Income tax benefit (provision)	(28)	5	(125)	(239)
Net income (loss)	$5,219	$(34,558)	$(2,860)	$(71,642)

Net income (loss) per common share, basic	$0.74	$(5.04)	$(0.41)	$(10.51)
Net income (loss) per common share, diluted	$0.71	$(5.04)	$(0.41)	$(10.51)
Weighted-average common shares outstanding, basic	7,051	6,857	6,971	6,818
Weighted-average common shares outstanding, diluted	7,366	6,857	6,971	6,818

Exhibit 99.1

The Beachbody Company, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(2,860)	$(71,642)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment of goodwill	—	20,000
Depreciation and amortization expense	8,680	31,439
Amortization of content assets	8,874	15,667
Provision for inventory	1,491	4,204
Realized losses on hedging derivative financial instruments	—	64
Change in fair value of warrant liabilities	1,980	(1,144)
Equity-based compensation	5,615	17,069
Amortization of debt issuance costs	1,446	2,490
Paid-in-kind interest expense	218	808
Loss on debt extinguishment	2,166	2,379
Change in lease assets	1,439	—
Gain on sale of property and equipment	—	(784)
Changes in operating assets and liabilities:
Inventory	5,402	4,376
Content assets	(2,987)	(6,487)
Prepaid expenses	2,211	1,681
Other assets	25,764	17,237
Accounts payable	(4,191)	(906)
Accrued expenses	(6,762)	(16,570)
Deferred revenue	(24,003)	(16,693)
Other liabilities	(2,733)	(626)
Net cash provided by operating activities	21,750	2,562
Cash flows from investing activities:
Purchase of property and equipment	(4,399)	(4,542)
Proceeds from sale of property and equipment	—	5,600
Net cash (used in) provided by investing activities	(4,399)	1,058
Cash flows from financing activities:
Proceeds from exercise of stock options	524	—
Debt borrowings	25,000	—
Debt repayments	(22,582)	(15,877)
Proceeds from issuance of common shares in the Employee Stock Purchase Plan	143	272
Tax withholdings payments for vesting of restricted stock	(274)	(263)
Payment of debt issuance costs	(1,781)	—
Net cash provided by (used in) financing activities	1,030	(15,868)
Effect of exchange rates on cash, cash equivalents and restricted cash	449	(974)
Net increase (decrease) in cash, cash equivalents and restricted cash	18,830	(13,222)
Cash, cash equivalents and restricted cash, beginning of year	20,187	33,409
Cash, cash equivalents and restricted cash, end of year	$39,017	$20,187

Exhibit 99.1

The Beachbody Company, Inc.

Non GAAP Information

Adjusted EBITDA

We use Adjusted EBITDA, which is a non-GAAP performance measure, to supplement our results presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). We believe Adjusted EBITDA is useful in evaluating our operating performance, as it is similar to measures reported by our public competitors and is regularly used by security analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

We define and calculate Adjusted EBITDA as net income (loss) adjusted for impairment of goodwill, depreciation and amortization, amortization of capitalized cloud computing implementation costs, amortization of content assets, interest expense, income tax provision, equity-based compensation, restructuring costs and other items that are not normal, recurring, operating expenses necessary to operate the Company’s business as described in the reconciliation below.

We include this non-GAAP financial measure because it is used by management to evaluate BODi’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with GAAP because they are non-cash (for example, in the case of depreciation and amortization, impairment of goodwill and equity-based compensation) or are not related to our underlying business performance (for example, in the case of restructuring costs, interest income and expense).

The table below presents our Adjusted EBITDA reconciled to our net income (loss), the closest GAAP measure, for the periods indicated:

	Three months ended December 31,		Year ended December 31,
(in thousands)	2025	2024	2025	2024

Net income (loss)	$5,219	$(34,558)	$(2,860)	$(71,642)
Adjusted for:
Impairment of goodwill	—	20,000	—	20,000
Loss on debt extinguishment (1)	—	451	2,166	2,379
Depreciation and amortization (2)	1,891	12,683	8,680	31,439
Amortization of capitalized cloud computing implementation costs	38	38	150	150
Amortization of content assets	1,929	3,142	8,874	15,667
Interest expense	1,087	1,709	4,976	6,882
Income tax provision (benefit)	28	(5)	125	239
Equity-based compensation (3)	871	4,374	5,615	17,069
Pivot restructuring (4)	—	1,116	—	7,647
Restructuring and platform consolidation costs (5)	—	—	2,480	1,644
Change in fair value of warrant liabilities	2,087	189	1,980	(1,144)
Gain on sale of property and equipment	—	—	—	(784)
Non-operating (6)	(272)	(440)	(1,419)	(1,229)
Adjusted EBITDA	$12,878	$8,699	$30,767	$28,317

1 The year ended December 31, 2025 represents the loss related to the $17.3 million debt extinguishment that the Company made on May 13, 2025. The year ended December 31, 2024 represents the loss related to the $1.0 million, $5.5 million, $4.0 million and $3.2 million partial debt prepayments that the Company made on January 9, 2024, February 29, 2024, April 5, 2024 and October 18, 2024, respectively.

2 Includes accelerated depreciation expense of $8.2 million and $11.1 million for the three months and year ended December 31, 2024, respectively, related to certain long-lived assets that due to the Pivot were not used by the Company after December 31, 2024.

Exhibit 99.1

3 Includes benefits due to the modification of stock awards of approximately zero and $0.9 million for the three months and year ended December 31, 2025, respectively, and approximately zero and $0.8 million for the three months and year ended December 31, 2024, respectively.

4 Includes (a) restructuring expenses and personnel costs associated with the Pivot of $1.1 million and $6.2 million during the three months and year ended December 31, 2024, respectively, and (b) adjustments recorded to connected fitness inventory of $1.2 million due to the decision to cease the sale of connected fitness inventory in early 2025 and adjustments recorded to nutrition and other inventory of $0.2 million due to the Pivot, in the year ended December 31, 2024.

5 Includes post-Pivot restructuring expenses, primarily termination benefits, of approximately zero and $2.5 million for the three months and the year ended December 31, 2025, respectively. Includes restructuring expenses and personnel costs associated with key initiatives of approximately zero and $1.6 million during the three months and year ended December 31, 2024, respectively.

6 Primarily includes interest income.

Adjusted Net Income (Loss)

We use adjusted net income (loss), which is a non-GAAP performance measure, to supplement our results presented in accordance with GAAP. We believe adjusted net income (loss) is useful in evaluating our operating performance, as it is similar to measures reported by our public competitors and is regularly used by security analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. Adjusted net income (loss) is not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

We define and calculate adjusted net income (loss) as net income (loss) adjusted for impairment of goodwill, restructuring costs, the change in fair value of warrant liabilities, and other items that are not normal, recurring operating activities necessary to operate the Company's business, and the tax impact of the adjustments as described in the reconciliation below.

We include this non-GAAP financial measure because it is used by management to evaluate BODi’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted net income (loss) excludes certain expenses that are required in accordance with GAAP because they are non-cash (for example, in the case of impairment of goodwill and the change in fair value of warrant liabilities) or are not related to our underlying business performance (for example, in the case of restructuring costs).

The table below presents our adjusted net income (loss) reconciled to our net income (loss), the closest GAAP measure, for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2025	2024	2025	2024
Net income (loss)	$5,219	$(34,558)	$(2,860)	$(71,642)
Adjusted for:
Impairment of goodwill	—	20,000	—	20,000
Loss on debt extinguishment (1)	—	451	2,166	2,379
Pivot Restructuring (2)	—	9,305	—	18,464
Restructuring (3)	—	—	2,480	1,644
Change in fair value of warrant liabilities	2,087	189	1,980	(1,144)
Gain on sale of property and equipment	—	—	—	(784)
Tax impact of adjustment (4)	(95)	(100)	(303)	(136)
Adjusted net income (loss)	$7,211	$(4,713)	$3,463	$(31,219)

(1) The year ended December 31, 2025 represents the loss related to the $17.3 million debt extinguishment that the Company made on May 13, 2025. The year ended December 31, 2024 represents the loss related to the $1.0 million, $5.5 million, $4.0 million and $3.2 million partial debt prepayments that the Company made on January 9, 2024, February 29, 2024, April 5, 2024 and October 18, 2024, respectively.

(2) Pivot restructuring Includes accelerated depreciation expense of $8.2 million and $11.1 million for the three months and year ended December 31, 2024, respectively, related to certain long-lived assets that due to the Pivot were not used by the Company after December 31, 2024. Also, includes (a) restructuring expenses and personnel costs associated with the Pivot of $1.1 million and $6.2 million during the three months and year ended December 31, 2024, respectively, and (b) adjustments recorded to connected fitness

Exhibit 99.1

inventory of $1.2 million due to the decision to cease the sale of connected fitness inventory in early 2025 and adjustments recorded to nutrition and other inventory of $0.2 million due to the Pivot, in the year ended December 31, 2024.

(3) Includes post-Pivot restructuring expenses, primarily termination benefits, of approximately zero and $2.5 million for the three months and the year ended December 31, 2025, respectively. Includes restructuring expenses and personnel costs associated with key initiatives of approximately zero and $1.6 million during the three months and year ended December 31, 2024, respectively.

(4) Tax impact calculated using the annual effective tax rate.

Net Cash Position

We use net cash position, which is a non-GAAP liquidity measure, to supplement our liquidity as presented in accordance with GAAP. We believe that net cash position is useful in viewing our liquidity, as it is similar to measures reported by our public competitors and is regularly used by security analysts, institutional investors, and other interested parties in analyzing liquidity. Net cash position is not intended to be a substitute for GAAP financial measures and, as calculated may not be comparable to other similarly titled measures of liquidity for other companies in other industries or within the same industry.

The table below presents our net cash position, which is our cash and cash equivalents less the debt on our balance sheet for the periods indicated:

	As of December 31,
(in thousands)	2025	2024

Cash and cash equivalents	$39,017	$20,187
Less:
Current portion of Term Loan	1,062	9,500
Term Loan	22,564	9,668
Net cash position	$15,391	$1,019

Free Cash Flow

We use free cash flow, which is a non-GAAP liquidity measure, to supplement our cash provided by (used in) operating activities as presented in accordance with GAAP. We believe that free cash flow is useful in evaluating our liquidity, as it is similar to measures reported by our public competitors and is regularly used by security analysts, institutional investors, and other interested parties in analyzing liquidity. Free cash flow is not intended to be a substitute for GAAP financial measures and, as calculated may not be comparable to other similarly titled measures of liquidity for other companies in other industries or within the same industry.

The table below presents our free cash flow, which is our net cash provided by operating activities less cash used for the purchase of property and equipment for the periods indicated:

	Year Ended December 31,
(in thousands)	2025	2024

Net cash provided by operating activities	$21,750	$2,562
Less:
Cash used in the purchase of property and equipment	4,399	4,542
Free cash flow	$17,351	$(1,980)

Pivot Restructuring

On September 30, 2024, the Company announced the Pivot which transitioned the Company’s MLM model to a single level affiliate model and reduced the employee headcount by approximately 170 employees (33% of the Company’s workforce on that date) in the fourth quarter of 2024. The actions associated with the Pivot resulted in approximately $9.3 million and $18.5 million of costs recorded in the three months and year ended December 31, 2024, respectively.

The following table details the costs incurred and benefits realized associated with the Pivot in the three months and year ended December 31, 2024:

Exhibit 99.1

Pivot Restructuring	Three Months Ended December 31,	Year Ended December 31,
(in thousands)	2024	2024

Accelerated depreciation on long-lived assets (1)	$8,189	$11,125
Termination and retention benefits (2)	1,116	6,203
Incremental inventory adjustments (3)	—	1,444
Modification of stock awards (4)	—	(308)
Total Restructuring Costs	$9,305	$18,464

(1) Due to the Pivot, certain long-lived assets with a net book value of approximately $12.8 million were not used by the Company after December 31, 2024. The Company performed an impairment review for its long-lived assets, including the long-lived assets that will not be used after December 31, 2024. The Company performed a test of recoverability and concluded that the carrying value of its long-lived assets, which are all in one asset group, were recoverable. The Company decreased the average remaining useful lives for the long-lived assets that were impacted by the Pivot from 25 months prior to the Pivot to 3 months after the Pivot. This resulted in accelerated depreciation expense of $8.2 million and $11.1 million that was recorded in the Company's unaudited condensed consolidated statement of operations in the three months and year ended December 31, 2024, respectively.

(2) Termination and retention benefits which are included in restructuring expense in the Company's unaudited condensed consolidated statement of operations of approximately $1.1 million and $6.2 million were recorded in the three months and year ended December 31, 2024, respectively.

(3) Consists of (a) inventory adjustments recorded associated with the decision by management to no longer sell connected fitness inventory in early 2025, which were recorded in cost of revenue-connected fitness ($1.2 million) and (b) inventory adjustments for nutrition and other inventory impacted by the Pivot which were recorded in cost of revenue-nutrition and other ($0.2 million) in the unaudited condensed consolidated statement of operations in the year ended December 31, 2024.

(4) Modification of stock awards for employees who were impacted by the Pivot which includes accelerating the vesting of any options or RSU's that would have vested within six months of the employees termination date, and all vested options will be available for exercise for a total of six months after the employees termination date (that is, three month in addition to the standard three months per original agreement), which resulted in a decrease to equity based compensation expense of $0.3 million in the Company's unaudited condensed consolidated statement of operations for the year ended December 31, 2024.

Investor Relations

IR@BODi.com